Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Clearway Energy, Inc. for the registration of 3,300,000 shares of its Class C common stock under the Dividend Reinvestment and Direct Stock Purchase Plan and to the incorporation by reference therein of our report dated February 22, 2024, with respect to the consolidated financial statements of Clearway Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 6, 2025